EXHIBIT 99.1

Ohio Legacy Corp Announces Management and Board Appointments

WOOSTER, Ohio, July 11, 2003 (PRIMEZONE) -- Ohio Legacy Corp (Nasdaq:OLCB) today announced the hiring of Michael J. Saporito to fill the position of Chief Operations Officer of Ohio Legacy Bank, N.A. ("Bank"), and the appointment of Daniel H. Plumly as Chairman of the Board of Directors.

Mr. Saporito was previously with CSB Bancorp, Inc., in Millersburg, Ohio, where he served as Senior Vice President, Chief Operations Officer and Chief Information Officer since 2001. Prior to that, he held the position of Senior Vice President-Operations of First Citizens Bank located in Cleveland, Tennessee, from 1996 until May 2001 and worked for a number of community and regional banks in Florida before that. Mr. Saporito is a graduate of Franklin University in Columbus, Ohio, and BAI's Graduate School of Bank Operations and Technology at Vanderbilt University's Owen Graduate School. Commenting on the hiring, CEO and President L. Dwight Douce stated, "We are very excited Michael has decided to join the team at Ohio Legacy Bank. He brings over thirty years of banking experience to Ohio Legacy Bank, having served in all areas of bank operations during his career."

Mr. Saporito will join the other members of the Company's executive management team: President and CEO L. Dwight Douce; Steven G. Pettit, Senior Loan Officer, Director and President of the Stark County Region; Robert E. Boss, Senior Vice President of Commercial Lending and President of the Holmes County Region; and Eric S. Nadeau, Chief Financial Officer, Vice President and Treasurer of the Company. As a senior officer, Mr. Saporito's hiring is subject to approval by the Bank's regulator, the Office of the Comptroller of the Currency.

On April 24, 2003, the Board of Directors of Ohio Legacy Corp ("Company") appointed Mr. Plumly to the position of Chairman as part of its implementation of additional corporate governance procedures. Mr. Plumly has been a director and the secretary of the Company since its inception in 1999. The appointment of Mr. Plumly, a non-employee director, to the position of Chairman of the Board will improve the effectiveness of the Board's oversight and provide additional assurance to the Company's shareholders that management is operating in their best interests.

ABOUT OHIO LEGACY CORP

Ohio Legacy Corp is a bank holding company headquartered in Wooster, Ohio. Its operating subsidiary, Ohio Legacy Bank, N.A., provides financial services to small businesses and consumers though its three full-service banking locations in Canton, Millersburg and Wooster, Ohio.

CONTACT:  Ohio Legacy Corp
          L. Dwight Douce, Chief Executive Officer, President
          Eric S. Nadeau, Chief Financial Officer, Vice President
          (330) 263-1955